Zymeworks Provides Corporate Update and
Reports First Quarter 2026 Financial Results

•Jazz announced U.S. FDA acceptance with Priority Review of Supplemental Biologics License Application (sBLA) for zanidatamab in first-line HER2-positive unresectable locally advanced or metastatic gastroesophageal adenocarcinoma (GEA); PDUFA target action date of August 25, 2026
•China’s NMPA has accepted the sBLA for zanidatamab; the U.S. FDA has granted Breakthrough Therapy Designation to zanidatamab in combination with fluoropyrimidine- and platinum-based chemotherapy (±) TEVIMBRA, for this indication.
•Presented new data from our Phase 1 trial of ZW191 at AACR, continuing to support best-in-class potential in ovarian and endometrial cancers
•Presented on emerging RAS inhibitor antibody-drug conjugate platform at AACR
•$95.8 million utilized for share repurchases as of May 6, 2026 under the current authorized share repurchase program
•Reported $403.8 million in cash, cash equivalents and marketable securities as of March 31, 2026
•Conference call with management today at 4:30 p.m. Eastern Time (ET)

Vancouver, British Columbia (May 7, 2026) – Zymeworks Inc. (Nasdaq: ZYME), a biotechnology company managing a portfolio of licensed healthcare assets, while developing a diverse pipeline of novel, multifunctional biotherapeutics, today reported financial results for the first quarter March 31, 2026 and provided a summary of recent business highlights.

“Having a U.S. PDUFA date established under priority review by the FDA for zanidatamab for the treatment of first-line HER2-positive advanced GEA, represents a significant regulatory and strategic milestone for Zymeworks. Zanidatamab's progress across additional clinical indications continues to highlight the value of our strategy to accumulate long-term cash flows from differentiated assets, whether generated internally or externally, with meaningful clinical and commercial potential. Pending global approvals in GEA, we expect zanidatamab to contribute significant milestone payments and to generate long-term, high-quality royalty revenues,” said Kenneth Galbraith, Chair and Chief Executive Officer of Zymeworks. “Over the past quarter, we have further strengthened our leadership team with the addition of individuals bringing extensive experience in strategic capital allocation, investment execution, and deal-making, enhancing our ability to identify and maximize value for our emerging royalty and R&D portfolios. We look forward to the potential of bringing an important new therapy to patients.”

Recent Developments
Wholly-Owned Programs
In April 2026, we shared new preclinical and clinical data at the American Association for Cancer Research (AACR) Annual Meeting. Presentations included new preclinical combination insights from ZW191, as well as additional clinical data from Part 1 of our Phase 1 trial of ZW191:
•In Part 1 of our Phase 1 trial of ZW191 in platinum resistant ovarian cancer (PROC) patients, ZW191 demonstrated a confirmed objective response rate of 56% across all dose levels, with tumor regression observed in 68% of patients and disease control achieved in 94%. Notably, ZW191 demonstrated compelling efficacy in the 6.4-9.6 mg/kg dose range regardless of FRα expression, with confirmed objective response rates of 61% observed in both ovarian and 57% in endometrial cancers, with disease control observed in 100% of patients, and no new safety signals. These findings highlight the potential for ZW191 to benefit a broad patient population, including those with low or heterogeneous target expression. In March 2026, we announced that the U.S. Food and Drug Administration (FDA) has granted Fast Track designation to ZW191, for the treatment of patients with advanced or metastatic PROC.
•Part 2 of our Phase 1 study evaluating both 6.4 mg/kg and 9.6 mg/kg dose regimens in PROC is fully-enrolled with 60 total patients and remains ongoing.
•ZW191’s differentiated clinical profile in nonclinical studies, including favorable tolerability, bodes well for combination strategies including chemotherapy, targeted therapies, and immunotherapies that are mechanistically supported by preclinical studies.
At AACR, we also presented preclinical data from our emerging RAS inhibitor antibody-drug conjugate (ADC) platform and three novel candidates designed to target treatment of RAS mutated cancers:
•A pan-RASi ADC platform with high anti-tumor activity against RAS-driven cancers
•ZW418, a biparatopic PTK7-targeting ADC incorporating a novel pan-RAS inhibitor payload for the treatment of non-small cell lung cancer (NSCLC)
•ZW427, a Ly6E-targeting ADC bearing a novel pan-RAS inhibitor payload for the treatment of RAS mutated cancers including colorectal, pancreatic, and NSCLC
•ZW439, a novel CLDN18.2-targeting pan-RAS inhibitor ADC for the treatment of RAS mutated pancreatic cancer
“At AACR, our team presented three posters highlighting novel preclinical RAS-targeting ADC candidates, demonstrating the breadth of our capabilities in antibody engineering, linker chemistry, and the development of new proprietary payloads. These programs reflect a modular, highly tunable platform designed to address historically challenging targets. In parallel, updated Phase 1 data for ZW191 continue to reinforce the differentiated profile we have seen to date, with breadth and durability of responses, along with activity across varying levels of FRα expression, that we believe position ZW191 as a potential best-in-class therapy,” stated Adam Schayowitz, Ph.D., MBA., Head of R&D at Zymeworks. “Taken together, these data reflect the strength and scalability of our ADC platform and open up a range of future opportunities for both our ADC platforms and product candidates.”
Partnered Programs
Zanidatamab
In April 2026, the U.S. FDA accepted our partner Jazz’s sBLA filing for Ziihera® (zanidatamab-hrii) combinations for the first-line treatment of adult patients with HER2-positive (HER2+) unresectable locally advanced or metastatic gastric, gastroesophageal junction (GEJ), or GEA for priority review with a PDUFA date of August 25, 2026. Pending approval, Jazz expects to commercially launch zanidatamab in the U.S. in this indication. Zymeworks is entitled to receive a $250.0 million milestone payment from Jazz related to approval of Ziihera in GEA in the United States.

In April 2026, BeOne announced that the U.S. FDA has granted Priority Review to a sBLA for TEVIMBRA® (tislelizumab) in combination with Ziihera and chemotherapy for the first-line treatment of unresectable locally advanced/metastatic HER2+ gastric, gastroesophageal junction, or esophageal adenocarcinoma. In April 2026, BeOne also received acceptance for the filing of the sBLA for zanidatamab by the Center for Drug Evaluation of the China National Medical Products Administration (NMPA) to seek approval for zanidatamab for the first-line treatment for HER2+ locally advanced or metastatic GEA, including cancers of the stomach, gastroesophageal junction, and esophagus. BeOne has also received filing acceptance for an sBLA for tislelizumab by the CDE in China based on the HERIZON-GEA-01 data. Zymeworks is entitled to receive a $15.0 million milestone payment from BeOne related to approval of Ziihera in GEA in China.
In April 2026, Jazz presented three posters and an oral presentation at AACR exploring zanidatamab’s utility across HER2-expressing solid tumors beyond biliary tract cancer and GEA. Jazz also announced that they will present multiple presentations on zanidatamab at the American Society of Clinical Oncology Annual Meeting, including a rapid oral presentation of PD-L1 subgroup data from HERIZON-GEA-01 evaluating zanidatamab combinations, and additional analyses of tolerability, biomarker response and real-world treatment patterns in first-line HER2+ GEA. The second interim overall survival analysis for the HERIZON-GEA-01 trial is expected in mid-2026.
Our royalty revenue from Jazz and BeOne was $1.6 million in the three months ended March 31, 2026, driven primarily by net product sales of Ziihera by Jazz.
Business Updates
We recently announced leadership appointments and transitions to align with the evolution of our corporate strategy, including the following changes:
•Ms. Kristin Stafford appointed as Executive Vice President, Chief Financial Officer, effective April 1, 2026.
•Dr. Adam Schayowitz, Ph.D., MBA appointed as Executive Vice President, Head of R&D, effective April 9, 2026.

•Mr. Scott Platshon appointed as Executive Vice President, Chief Business Officer, effective April 9, 2026.
•Mr. Paul R. Schneider appointed as Executive Vice President, General Counsel, effective May 13, 2026.

Share Repurchase Program
In November 2025, the Board of Directors authorized a share repurchase program providing the ability to repurchase up to $125.0 million in common stock. As of May 6, 2026, the Company has utilized approximately $95.8 million of this approved repurchase program to acquire 3,930,734 shares at an average price of $24.37 per share (exclusive of commission expense and estimated excise tax). As of May 6, 2026, the Company had approximately 73.0 million common shares outstanding.

Financial Outlook
Operating Expense Discipline: The Company today is reiterating its previously provided guidance on adjusted gross operating expense (non-GAAP), which combines adjusted research and development (R&D) expense (non-GAAP) and adjusted general and administrative (G&A) expense (non-GAAP) (excluding stock compensation expense), reflecting a disciplined framework of approximately $300.0 million in aggregate adjusted gross operating expenditures (non-GAAP) over a three-year period ending December 31, 2028. The Company is also reiterating that it expects a greater proportion of adjusted gross operating expense (non-GAAP) to be incurred in 2026 and decline in 2027 and 2028, reflecting a deliberate and measured investment across R&D and G&A aligned with clearly defined strategic priorities. This outlook reflects current expectations, underscores the Company’s continued focus on cost discipline and capital allocation rigor, and does not include any potential acquisition-related expenses or new partnerships and collaborations. The Company’s GAAP gross operating expenses in 2025 were $198.5 million and the Company currently expects adjusted gross operating expenses (non-GAAP) in 2026 to be approximately 20% lower than adjusted gross operating expenses (non-GAAP) in 2025 of $170.5 million, excluding the impact of any acquisition-related expenses or new partnerships and collaborations.

Financial Results for the Quarter Ended March 31, 2026
The key financial highlights for our 2026 first quarter results are as follows:
Revenue – Total revenue was $2.4 million in 1Q-2026, compared to $27.1 million for the same period in 2025. The decrease was driven mainly by the achievement of non-recurring clinical milestone payments in 2025, as well as continued declines in development support and drug supply revenue from Jazz . Revenue in the current‑year period reflects ongoing collaboration activity and increased royalty revenue, which is expected to grow over time as commercial sales of Ziihera increase.
Research and Development (R&D) Expenses – R&D expenses were $34.5 million in 1Q-2026, compared to $35.7 million for the same period in 2025, primarily reflecting a shift in program mix, as reduced spending on later‑stage and discontinued programs exceeded increased investment in early‑stage clinical studies and preclinical pipeline activities.
General and Administrative (G&A) Expenses – G&A expenses were $15.1 million in 1Q-2026, compared to $17.0 million for the same period in 2025. The decrease was primarily driven by lower professional fees, consulting, and information technology‑related costs reflecting the absence of prior-year non-recurring initiatives and post-implementation cost reductions, partially offset by higher salaries and benefits reflecting previously disclosed leadership transitions.
Other Income, net – Other income was $0.8 million in 1Q-2026, compared to $3.5 million for the same period in 2025. The change was driven primarily by $2.1 million of interest expense related to the royalty-backed note financing arrangement with Royalty Pharma executed in March 2026 and lower interest income.
Net Loss – Net loss was $44.2 million in 1Q-2026, compared to a net loss of $22.6 million for the same period in 2025. The change in 2026 was primarily due to a decrease in revenue, driven by the non-recurring clinical milestones earned in 1Q-2025.

Liquidity – As of March 31, 2026, we had $403.8 million of cash resources consisting of cash, cash equivalents and marketable securities, comprised of $244.3 million in cash and cash equivalents and $159.6 million in marketable securities. Based on current operating plans, and assuming full execution of the $125.0 million share repurchase plan, we expect our existing cash resources as of March 31, 2026, when combined with anticipated regulatory milestone payments of $440.0 million related to the potential approvals of Ziihera in GEA in the U.S., Europe, Japan, and China, to fund our planned operations beyond 2028. This anticipated cash runway does not take into account any contribution from additional future milestone payments or royalties related to Ziihera, other current licensed product candidates or contributions from future partnerships and collaborations.
About Zymeworks Inc.
Zymeworks is a global biotechnology company managing a portfolio of licensed healthcare assets and developing a diverse pipeline of novel, multifunctional biotherapeutics to improve the standard of care for difficult-to-treat diseases, including cancer, inflammation, and autoimmune disease. The Company’s asset and royalty aggregation strategy focuses on optimizing positive future cash flows from an emerging portfolio of licensed products such as Ziihera® (zanidatamab-hrii) and other licensed products and product candidates, such as pasritamig. In addition, Zymeworks is also building a portfolio of healthcare assets that can generate strong cash flows, while supporting the development of innovative medicines. Zymeworks engineered and developed Ziihera, a HER2-targeted bispecific antibody using the Company’s proprietary Azymetric™ technology and has entered into separate agreements with BeOne Medicines Ltd. (formerly BeiGene, Ltd.) and Jazz Pharmaceuticals Ireland Limited granting each exclusive rights to develop and commercialize zanidatamab in different territories. Zymeworks is rapidly advancing a robust pipeline of product candidates, leveraging its expertise in both antibody drug conjugates and multispecific antibody therapeutics targeting novel pathways in areas of significant unmet medical need. The Company’s complementary therapeutic platforms and fully integrated drug development engine provide the flexibility and compatibility to precisely engineer and develop highly differentiated antibody-based therapeutics. These capabilities have been further leveraged through strategic partnerships with global biopharmaceutical companies. For information about Zymeworks, visit www.zymeworks.com and follow @ZymeworksInc on X.

Non-GAAP Financial Information
Zymeworks believes that the presentation of non-GAAP financial information provides important supplemental information to management and investors regarding financial and business trends relating to the Company’s financial condition and results of operations. Reconciliations of non-GAAP financial measures to the most directly comparable financial results as determined in accordance with GAAP are included at the end of this press release following the accompanying financial data. For further information regarding why Zymeworks believes that these non-GAAP measures provide useful information to investors and some of the limitations associated with the use of these measures, please refer to the “Explanation of Non-GAAP Financial Information” section at the end of this press release.

Cautionary Note Regarding Forward-Looking Statements

This press release includes “forward-looking statements” or information within the meaning of the applicable securities legislation, including Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Forward-looking statements in this press release include, but are not limited to, statements that relate to Zymeworks’ expectations regarding implementation of its strategic priorities and the anticipated benefits thereof, including shareholder returns and the anticipated manner of such returns; implementation of its long-term strategy to maximize value creation; the anticipated benefits of its collaboration agreements, including Zymeworks’ ability to receive any future milestone payments and royalties thereunder; Zymeworks’ ability to execute the share repurchase program, in whole or in part; expected timing and amount of repurchases; the potential addressable market of zanidatamab and other product candidates; the timing of and results of interactions with regulators; Zymeworks’ and its partners’ clinical development of product candidates; the expected contributions of personnel to Zymeworks’ clinical development, strategic goals and long-term shareholder value for patients and shareholders; the timing and status of ongoing and future studies and the related data; potential safety profile and therapeutic effects of zanidatamab and Zymeworks’ other product candidates; the potential of ZW191 to be a best-in-class therapy; the commercial potential of technology platforms and product candidates; Zymeworks’ ability to satisfy potential regulatory and commercial milestones with existing and future partners; anticipated continued receipt of revenue from existing and future partners; Zymeworks’ ability to generate royalty revenue from Ziihera; Zymeworks’ ability to execute new collaborations and partnerships; Zymeworks’ early-stage pipeline; anticipated sufficiency of existing cash resources, when combined with the assumed receipt of certain anticipated regulatory milestone payments related to the potential approvals of Ziihera in GEA in the U.S., Europe, Japan, and China, and assuming the full execution of the $125.0 million share repurchase program, to fund Zymeworks’ planned operations beyond 2028 based on current operating plans; expected financial performance and future financial position, including anticipated adjusted gross operating expense (non-GAAP), adjusted research and development expense (non-GAAP) and adjusted general and administrative expense (non-GAAP) for the three-year period ending December 31, 2028, excluding any potential acquisition-related expenses or new partnerships and collaborations; and other information that is not historical information. When used herein, words such as “plan”, “believe”, “expect”, “may”, “continue”, “anticipate”, “potential”, “will”, “on track”, “progress”, “preserve”, “intend”, “could”, and similar expressions are intended to identify forward-looking statements. In addition, any statements or information that refer to expectations, beliefs, plans, projections, objectives, performance or other characterizations of future events or circumstances, including any underlying assumptions, are forward-looking. All forward-looking statements are based upon

Zymeworks’ current expectations and various assumptions. Zymeworks believes there is a reasonable basis for its expectations and beliefs, but they are inherently uncertain. Zymeworks may not realize its expectations, and its beliefs may not prove correct. Actual results could differ materially from those described or implied by such forward-looking statements as a result of various factors, including, without limitation: any of Zymeworks’ or its partners’ product candidates may fail in development, may not receive required regulatory approvals, or may be delayed to a point where they are not commercially viable; Zymeworks may not be able to successfully execute the share repurchase program; the anticipated benefits of the share repurchase program may not be realized; Zymeworks may not achieve milestones or receive additional payments or royalties under its collaborations; regulatory agencies may impose additional requirements or delay the initiation of clinical trials; the impact of new or changing laws and regulations; market conditions, including the impact of tariffs; potential negative impacts of FDA regulatory delays and uncertainty around recent policy developments, changes in the leadership of federal agencies such as the FDA, staff layoffs, budget cuts to agency programs and research, and changes in drug pricing controls; the impact of pandemics and other health crises on Zymeworks’ business, research and clinical development plans and timelines and results of operations, including impact on its clinical trial sites, collaborators, and contractors who act for or on Zymeworks’ behalf; zanidatamab may not be successfully commercialized; Zymeworks’ business strategy related to anticipated and potential future milestones and royalty streams and existing and potential new partnerships may not be successfully implemented; Zymeworks’ evolution of its business strategy may not deliver meaningful shareholder returns; Zymeworks may be unsuccessful in actively managing and/or aggregating revenue-generating assets alongside its active R&D operations; ongoing and future clinical trials may not demonstrate safety and efficacy of any of Zymeworks’ or its collaborators’ product candidates; data providing early validation of our antibody drug conjugate platform and next generation pipeline programs may not be replicated in future studies; Zymeworks’ assumptions and estimates regarding its financial condition, future financial performance and estimated cash runway may be incorrect; inability to maintain or enter into new partnerships or strategic collaborations; the inability of Zymeworks to identify and consummate a strategic acquisition; and the factors described under “Risk Factors” in Zymeworks’ quarterly and annual reports filed with the Securities and Exchange Commission (copies of which may be obtained at www.sec.gov and www.sedarplus.ca).

Although Zymeworks believes that such forward-looking statements are reasonable, there can be no assurance they will prove to be correct. Investors should not place undue reliance on forward-looking statements. The above assumptions, risks and uncertainties are not exhaustive. Forward-looking statements are made as of the date hereof and, except as may be required by law, Zymeworks undertakes no obligation to update, republish, or revise any forward-looking statements to reflect new information, future events or circumstances, or to reflect the occurrences of unanticipated events.

ZYMEWORKS INC.
Consolidated Statements of Loss and Comprehensive Loss
(In thousands except share and per share data)

	Three Months Ended March 31,
	2026	2025
	(unaudited)	(unaudited)
Revenue
Research and development collaborations	$2,408	$27,110
Operating expenses:
Research and development	34,457	35,738
General and administrative	15,069	16,985
Impairment on acquired in-process research and development assets	—	—
Total operating expenses	49,526	52,723
Loss from operations	(47,118)	(25,613)
Other income, net	765	3,473
Loss before income taxes	(46,353)	(22,140)
Income tax recovery (expense)	2,191	(496)
Net loss	$(44,162)	$(22,636)
Other comprehensive (loss) income:
Unrealized (loss) income on available for sale securities, net of tax of nil	(486)	546
Total other comprehensive (loss) income	(486)	546
Comprehensive loss	$(44,648)	$(22,090)

Net loss per common share:
Basic	$(0.59)	$(0.30)
Diluted	$(0.59)	$(0.30)
Weighted-average common stock outstanding:
Basic	74,668,790	75,171,020
Diluted	74,694,762	75,226,387

ZYMEWORKS INC.
Selected Consolidated Balance Sheet Data
(In thousands)

	March 31, 2026	December 31, 2025
	(unaudited)	(unaudited)
Assets
Current assets:
Cash, cash equivalents and short-term marketable securities	$364,727	$228,797
Accounts receivable	4,674	4,638
Other current assets	16,279	15,332
Long-term marketable securities	39,116	41,787
Other long-term assets	53,419	55,973
Total assets	$478,215	$346,527

Liabilities
Current liabilities:
Accounts payable and accrued expenses	$30,226	$36,346
Other current liabilities	5,423	5,972
Long-term liabilities	278,977	35,708
Total liabilities	314,626	78,026
Stockholders’ equity	163,589	268,501
Total liabilities and stockholders’ equity	$478,215	$346,527
Explanation of Non-GAAP Financial Information

In addition to reporting financial information in accordance with U.S. generally accepted accounting principles (GAAP) in this press release, we have elected to present selected non-GAAP, or adjusted, financial measures on a forward-looking basis. Zymeworks believes that estimated adjusted gross operating expense, adjusted research and development expense, and adjusted general and administrative expense, which are non-GAAP financial measures, may be helpful to investors because they provide consistency and comparability with financial performance across periods. These non-GAAP financial measures are not defined by GAAP and should not be considered as alternatives to operating expenses, research and development expenses, and general and administrative expenses or any other indicators of Zymeworks’ performance required to be reported under GAAP. In addition, other companies, including companies in Zymeworks’ industry, may calculate similarly titled non-GAAP or adjusted measures differently or may use other measures to evaluate their performance, all of which could reduce the usefulness of adjusted gross operating expense, adjusted research and development expense, and adjusted general and administrative expense as financial measures. Investors and others are encouraged to review Zymeworks’ financial information in its entirety and not rely on a single financial measure. As defined by Zymeworks, adjusted gross operating expense represents the aggregate of adjusted research and development expense and adjusted general and administrative expense, each of which excludes stock-based compensation expense for equity- and liability-classified equity instruments. Zymeworks excludes stock-based compensation expense, which is a non-cash expense, because Zymeworks believes that excluding this item provides meaningful supplemental information regarding operational performance.
A reconciliation of historical adjusted gross operating expense, adjusted research and development expense, and adjusted general and administrative expense to the most directly comparable GAAP measures is set forth below. A reconciliation of anticipated adjusted gross operating expense, adjusted research and development expense, and adjusted general and administrative expense to the most directly comparable GAAP measures is not available without unreasonable effort due to the uncertainty of expenses that may be incurred in the future, and we are also unable to predict the probable significance of such adjusted measures. Accordingly, in reliance on the exception provided by Item 10(e)(1)(i)(B) of Regulation S-K, we have not provided a reconciliation for the adjusted gross operating expense, adjusted research and development expense, and adjusted general and administrative expense guidance provided in this press release.

GAAP to Non-GAAP Reconciliations
(In thousands)
(unaudited)

	Three Months Ended March 31,
	2026	2025
Research and development expense	$34,457	$35,738
Stock-based compensation expense	(3,886)	(3,264)
Adjusted research and development expense (Non-GAAP basis)	$30,571	$32,474

General and administrative expense	$15,069	$16,985
Stock-based compensation expense	(3,049)	(3,138)
Adjusted general and administrative expense (Non-GAAP basis)	$12,020	$13,847

Total operating expense	$49,526	$52,723
Stock-based compensation expense	(6,935)	(6,402)
Adjusted gross operating expense (Non-GAAP basis)	$42,591	$46,321

GAAP to Non-GAAP Reconciliations
(In thousands)
(unaudited) (continued)

	Year Ended December 31,
	2025	2024
Research and development expense	$137,000	$134,621
Stock-based compensation expense	(13,264)	(8,682)
Adjusted research and development expense (Non-GAAP basis)	$123,736	$125,939

General and administrative expense	$61,514	$61,506
Stock-based compensation expense	(14,770)	(9,110)
Adjusted general and administrative expense (Non-GAAP basis)	$46,744	$52,396

Impairment on in-process research and development assets	$—	$17,287

Total operating expense	$198,514	$213,414
Stock-based compensation expense	(28,034)	(17,792)
Adjusted gross operating expense (Non-GAAP basis)	$170,480	$195,622

Contacts:

Investor Inquiries:
Shrinal Inamdar
Vice President, Investor Relations
(604) 678-1388
ir@zymeworks.com

Media Inquiries:
Diana Papove
Vice President, Corporate Communications
(604) 678-1388
media@zymeworks.com